EXHIBIT 21
                   SUBSIDIARIES OF REGISTRANT


                                             State of
Company Name                                 Incorporation
-----------------------------------------------------------

Metropolitan Investment Securities, Inc.*    Washington

Summit Group Holding Co., Inc.               Delaware

Summit Property Development, Inc.            Washington

Old Standard Life Insurance**                Idaho

Arizona Life Insurance Company               Arizona

*Metropolitan Investment Securities, Inc., in some states uses the following DBA:
Washington Metropolitan Investment Securities, Inc. and  National
Metropolitan Investment Securities, Inc.

**Old  Standard Life Insurance, in some states uses the following
DBA:
Old Standard Company; Old Standard and Old Standard Life.

Summit  Securities, Inc., in some states uses a DBA  of  National
Summit Securities, Inc.